Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration No. 333-259125 on Form S-3 and Registration Statement Nos. 333-265506, 333-225309, 333-218075, 333-211098, 333-187179, 333-185968 and 333-287075 on Form S-8 and Post-effective Amendment No. 1 to Registration Statement No. 333-190725 on Form S-1 of our report dated February 15, 2024 (February 13, 2025 as to Note 19), relating to the financial statements of PBF Energy Inc. and subsidiaries appearing in this Annual Report on Form 10-K of PBF Energy Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Morristown, New Jersey
February 12, 2026